Exhibit 3.1

CERTIFICATE OF FORMATION
OF
FERMI INC.

(as amended through October 1, 2025)

Fermi Inc., a corporation existing under the laws of the State of Texas (hereinafter called the “Corporation”), hereby certifies as follows:

1. Fermi LLC, a Texas limited liability company (the “Texas LLC”), with its principal place of business at 620 S. Taylor St., Suite 301, Amarillo, Texas 79101, was originally formed on January 10, 2025.

2. The Texas LLC was converted into a corporation incorporated under the laws of the State of Texas under the name “Fermi Inc.” on September 30, 2025, pursuant to a plan of conversion under which the Texas LLC converted to the Corporation.

ARTICLE 1
ENTITY NAME AND TYPE

The name of the Corporation is Fermi Inc. The Corporation is a for-profit corporation.

ARTICLE 2
REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, TX 75201. The name of the Corporation’s initial registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 620 S. Taylor St., Suite 301, Amarillo, Texas 79101.

ARTICLE 3
PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code, as amended (the “TBOC”). The duration of the Corporation is perpetual.

ARTICLE 4
CAPITALIZATION

4.1. Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall be authorized to issue is 2,410,000,000 shares, of which 2,400,000,000 shares will be Common Stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of which will be Preferred Stock, par value $0.001 per share (“Preferred Stock”).

4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for, or fixed pursuant to, the provisions of Section 4.4 of this Article 4.

4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of formation (this “Certificate of Formation” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended from time to time, including the terms of any statement of resolution of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Formation (including, without limitation, by any statement of resolution relating to any series of Preferred Stock) or pursuant to the TBOC.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a statement of resolution filed pursuant to the TBOC, the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series, or any of the foregoing.

(b) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.5. Vote Required for Certain Matters. Except as otherwise required by this Certificate of Formation, and notwithstanding any provision of the TBOC to the contrary, (a) all classes or series of stock are entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, and (b) the approval of a “fundamental action” or “fundamental business transaction” as defined in the TBOC requires the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

4.6. Transferable Shares. Notwithstanding any other provision in this Certificate of Formation to the contrary, prior to the Restriction Termination Date (if any), to the fullest extent permitted by applicable law, no determination shall be made by the Board of Directors, nor shall any transaction be entered into by the Corporation that would cause shares of Capital Stock in the Corporation or other beneficial interest in the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.7. REIT Distributions. To the maximum extent permitted under the TBOC, and notwithstanding anything to the contrary contained in this Article 4, prior to the earlier of the liquidation of the Corporation or the Restriction Termination Date, the Corporation shall pay such distributions as are necessary to permit the Corporation to qualify or continue to qualify as a REIT under the Code (including any “consent dividends” within the meaning of Section 565 of the Code, as described in the next sentence) and, in particular, shall distribute for each taxable year at least 90% of its “real estate investment trust taxable income” (as defined in Section 857(b)(2) of the Code) for such taxable year (or, if greater, its taxable income determined for state income tax purposes in any state in which the Corporation files income tax returns or pays taxes based on net income), determined without regard to any dividends paid deduction and by excluding any net capital gain. Until the Restriction Termination Date, if the Board of Directors determines that consent dividends with respect to a taxable year are necessary or appropriate to ensure the Corporation is treated as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal or state income or excise tax, the Board of Directors shall exercise any rights that the Corporation has (under any agreements, instruments, contracts or otherwise) or take such other actions as may be necessary or appropriate to induce the shareholders (or any other Persons) to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative positions of the United States Department of Treasury (including any Internal Revenue Service forms or other forms) to result in consent dividends sufficient to maintain REIT status and avoid U.S. federal or state income or excise tax for such taxable year.

4.8. Non-REIT Earnings and Profits. The Corporation shall distribute any of its earnings and profits treated as accumulated in any “non-REIT year” at the times required by Section 857(a)(2) of the Code.

ARTICLE 5
DIRECTORS

5.1 General Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

5.2 Number of Directors; Initial Directors; Election; Term.

(a) The number of directors constituting the initial Board of Directors is five (5). The names and addresses of the directors constituting the initial Board of Directors are as follows:

Name	Address
1. Marius Haas	600 S. Tyler St., Suite 1501, Amarillo, Texas 79101
2. Lee McIntire	600 S. Tyler St., Suite 1501, Amarillo, Texas 79101
3. Toby Neugebauer	600 S. Tyler St., Suite 1501, Amarillo, Texas 79101
4. Rick Perry	600 S. Tyler St., Suite 1501, Amarillo, Texas 79101
5. Cordel Robbin-Coker	600 S. Tyler St., Suite 1501, Amarillo, Texas 79101

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by the manner provided in the bylaws of the Corporation (the “Bylaws”). Such number may from time to time be increased or decreased in such manner as may be prescribed by the Bylaws. In no event shall the number of directors be less than the minimum number prescribed by the TBOC.

(c) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, effective upon the closing date (the “Effective Date”) of the initial sale of shares of Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III, until the annual meeting of shareholders to be held in 2029, at which time, a phase-in of a declassified Board of Directors shall begin. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Effective Date. Commencing with the annual meeting of shareholders to be held in 2029, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the year following the year of their election. Commencing with the annual meeting of shareholders to be held in 2031, the classification of the Board of Directors shall fully terminate, and all directors shall be of one class and elected at each annual meeting of shareholders. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(e) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.3. Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders of the Corporation only for cause.

5.4. Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC. A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

5.5. No Cumulative Voting. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

5.6. REIT Qualification. The Board of Directors intends to cause the Corporation to be treated as a REIT under the Code until the Restriction Termination Date. The Board of Directors shall use its best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT. In connection with the performance of its obligations, the Board of Directors shall administer the Corporation in a manner which will cause the Corporation to continue to be qualified and maintained as a REIT until the Restriction Termination Date. In connection with its obligation to comply with REIT qualifications, the Board of Directors may rely on the opinions and recommendations of REIT Consultants retained by the Corporation, and provided the Board of Directors acts in accordance with the opinions and recommendations of the Corporation’s REIT Consultants, the Board of Directors shall be deemed to have satisfied its obligations with respect to REIT qualifications. Until the Restriction Termination Date, and to the fullest extent permitted by applicable law, the Board of Directors shall cause the Corporation at all times to retain a REIT Consultant to assist the Corporation in establishing and maintaining its status as a REIT under the Code (including assistance with the preparation and review of quarterly and annual REIT compliance reports), and the Board of Directors shall manage, or cause any Affiliate to which they have delegated managerial duties to manage, the Corporation at all times consistent with such REIT Consultant’s directions and recommendations and otherwise so as to enable the Corporation to qualify for taxation as a REIT. The Corporation may use one or more direct or indirect subsidiaries that are “taxable REIT subsidiaries” (as defined in Section 856(l) of the Code) to own assets or conduct activities that could potentially cause a violation of the requirements for the Corporation to maintain its status as, and qualify for taxation as, a REIT under the Code, or cause the Corporation to be subject to the prohibited transactions tax under Section 857(b)(6) of the Code. However, if the Board of Directors determines in good faith that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article 12 is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article 12.

ARTICLE 6
ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS; ADVANCE NOTICE

6.1. Action by Written Consent of Shareholders. Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted; provided, that from and after the Effective Date, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

6.2. Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, the president, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

6.3. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE 7
ALTERATION OF BYLAWS

The Board of Directors is expressly authorized and empowered to alter, amend and repeal the Bylaws or adopt new Bylaws of the Corporation.

ARTICLE 8
ELECTION TO BE GOVERNED BY SECTION 21.419 OF THE TBOC; DERIVATIVE PROCEEDINGS

The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. During any time that the Corporation has its Common Stock listed on a national securities exchange (as defined in Section 1.002(55-a) of the TBOC) or has 500 or more shareholders, no shareholder (as defined in Section 21.551(2) of the TBOC) of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless such shareholder, at the time the derivative proceeding is instituted, holds at least 3% of the outstanding shares of the Corporation.

ARTICLE 9
OWNERSHIP REQUIREMENTS FOR SHAREHOLDER PROPOSALS

The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC during any time that (i) the Corporation’s principal office is located in the State of Texas or (ii) the Corporation is admitted to listing on a stock exchange that (A) has its principal office in the State of Texas and (B) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Article 9.

ARTICLE 10
LIMITATION OF DIRECTOR AND OFFICER LIABILITY

10.1. Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 10.1 of this Article 10 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 10.1 of this Article 10 will, unless otherwise required by the TBOC, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director of officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

10.2. Indemnification. To the fullest extent permitted by the TBOC, as the same now exists or may hereafter be amended from time to time, the Corporation is authorized to indemnify, and provide advancement of expenses to, its directors, officers, employees and agents (and any other persons to which the TBOC permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, employees, agents or other persons, the vote of shareholders or disinterested directors or otherwise.

ARTICLE 11
EXCLUSIVE FORUM

11.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (v) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (vi) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vii) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section 11.1 of this Article 11, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Section 11.1 of this Article 11 is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) (a “Foreign Action”) by or in the name of any shareholder, such shareholder shall be deemed to have notice of, and have consented to, (y) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) in connection with any action brought in any such court to enforce this Section 11.1 of this Article 11 and (z) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Section 11.1 of this Article 11 with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

11.2 Waiver of Jury Trial. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ASSERTING AN “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF SECTION 11.1 OF THIS ARTICLE 11.

ARTICLE 12
RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

12.1. Definitions. For the purpose of Article 4, Article 5 and this Article 12, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control with such Person.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust as determined pursuant to Section 12.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on Nasdaq or, if such Capital Stock is not listed or admitted to trading on Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean any shareholder of the Corporation for whom an Excepted Holder Limit is created by this Certificate of Formation or by the Board of Directors pursuant to Section 12.2(g).

“Excepted Holder Limit” shall mean (provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 12.2(g) and subject to any increase pursuant to Section 12.2(g)(1) or decrease pursuant to 12.2(g)(4)) the percentage limit established by the Board of Directors pursuant to Section 12.2(g).

“Initial Date” shall mean January 1, 2026.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Ownership Limit” shall mean 2.5%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 12.2(h), excluding any outstanding shares of Capital Stock not treated as outstanding for U.S. federal income tax purposes.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article 12, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 12.2(a), and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code or any successor provision.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.6 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“REIT Consultant” shall mean any accounting firm or law firm engaged by the Corporation for the purpose of advising the Corporation and the Board of Directors regarding the compliance (or non-compliance) of the Corporation and its subsidiaries with all laws and regulations necessary to maintain REIT status under Sections 856 through 860 of the Code.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable or exercisable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“TRS” shall mean a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

“Trust” shall mean any trust provided for in Section 12.3(a).

“Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

12.2 Capital Stock.

(a) Ownership Limitations.

(1) Basic Restrictions. During the period commencing on the Initial Date (except with respect to Section 12.2(a)(B), which period shall commence on June 30, 2026) and prior to the Restriction Termination Date, but subject to Section 12.4 and except as provided in Section 12.2(g):

(A) (i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of any class or series of Capital Stock in excess of the Ownership Limit, and (ii) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(B) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(C) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause the Corporation to actually or Constructively Own 10% or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(D) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(2) Transfer in Trust; Transfer Void Ab Initio. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 12.2(a)(1)(A), (B), or (C):

(A) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 12.2(a)(1)(A), (B) or (C) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(B) if the transfer to the Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 12.2(a)(1)(A), (B) or (C), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 12.2(a)(1)(A), (B) or (C) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 12.2(a)(2), a violation of any provision of this Article 12 would nonetheless be continuing (for example, where the ownership of shares of Capital Stock by a single Trust would violate the 100 shareholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article 12.

(b) Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 12.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 12.2(a) (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 12.2(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 12.2(a)(1) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 12.2(a)(2) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(d) Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(1) every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of any class of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of such class of Capital Stock and the number of shares of any other class or series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall promptly provide to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and any Excepted Holder Limit; and

(2) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Ownership Limit and any Excepted Holder Limit.

(e) Remedies Not Limited. Subject to Section 5.6, nothing contained in this Section 12.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s qualification as a REIT.

(f) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article 12, the Board of Directors may determine the application of the provisions of this Article 12 with respect to any situation based on the facts known to it at such time. In the event Section 12.2 or Section 12.3 requires an action by the Board of Directors and this Certificate of Formation fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2 or 12.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 12.2(b)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 12.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

(g) Exceptions.

(1) Subject to Section 12.2(a)(1)(B), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Ownership Limit and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to resolve that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to fail to continue to qualify as a REIT, including that such Person agrees that any violations or attempted violations of such representations, covenants and undertakings (or other action which is contrary to the restrictions contained in Section 12.2(a) through 12.2(f)) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 12.2(a)(2) and 12.3. The Board of Directors may not grant such an exemption to any Person if such exemption would result in the Corporation failing to qualify as a REIT.

(2) Prior to granting any exception or creating or increasing an Excepted Holder Limit pursuant to Section 12.2(g)(1), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(3) Subject to Section 12.2(a)(1)(B), an underwriter, a placement agent or an initial purchaser which participates in a public offering, a forward sale, a private placement or any other private offering of Capital Stock (or securities convertible into or exchangeable or exercisable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable or exercisable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering, forward sale, private placement or other private offering and provided that the restrictions contained in Section 12.2(a)(1) will not be violated following the distribution by such underwriter, placement agent, or initial purchaser of such shares of Capital Stock.

(4) The Board of Directors may only revoke an exemption previously granted to an Excepted Holder or reduce an Excepted Holder Limit for an Excepted Holder: (A) with the written consent of such Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-existing Ownership Limit.

(h) Increase or Decrease in Ownership Limit. Subject to Section 12.2(a)(1)(B) and this Section 12.2(h), the Board of Directors may from time to time increase the Ownership Limit for one or more Persons and decrease the Ownership Limit for all other Persons; provided, however, that the decreased Ownership Limit will not be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 12.2(g)(1) or an Excepted Holder) in excess of such percentage ownership of Capital Stock will be in violation of the Ownership Limit; provided further, that the new Ownership Limit would not allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Capital Stock or would otherwise cause the Corporation to fail to qualify as a REIT.

(i) Legend. Each certificate, if any, for shares of Capital Stock shall bear a legend summarizing the restrictions on transfer and ownership contained in this Article 12. Instead of a legend, the certificate, if any, or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a shareholder on request and without charge.

12.3 Transfer of Capital Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or other event described in Section 12.2(a)(2) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 12.2(a)(2). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 12.3(f).

(b) Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares of Capital Stock held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares of Capital Stock.

(c) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Texas law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article 12, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of shareholders.

(d) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 12.2(a)(1). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3(d). The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 12.3(c) of this Article 12. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any distribution thereon. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3(d), such excess shall be paid to the Trustee upon demand.

(e) Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price paid per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 12.3(c) of this Article 12. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 12.3(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(f) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 12.2(a)(1) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 12.2(a)(2) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

12.4 Nasdaq and London Stock Exchange Transactions. Nothing in this Article 12 shall preclude the settlement of any transaction entered into through the facilities of Nasdaq, the London Stock Exchange plc or any other securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article 12 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 12.

12.5 Redemption.

(a) Optional Redemption. If, at any time during the sixth month of the second taxable year in which the Corporation intends to qualify as a REIT (the “Redemption Period”), the Corporation is “closely held” within the meaning of Section 856(h) of the Code, then the Corporation may, at its option, redeem any or all shares of Capital Stock Beneficially Owned or Constructively Owned by Toby Neugebauer, Griffin Perry, Jacob Warnock, Jacobo Ortiz, Steven Meisel, any direct or indirect individual owner of Mad Energy LP, and any other individual holder of Capital Stock in excess of the Ownership Limit (“Large Holder Individuals” and the Capital Stock held by Large Holder Individuals, “Large Holder Stock”), from time to time during the Redemption Period, at a redemption price equal to the fair market value of such shares (as determined by an independent valuation firm selected by the Board of Directors and approved by the holders of such shares, which approval shall not be unreasonably withheld, conditioned or delayed), plus any declared and unpaid dividends or other distributions to, but excluding, the date fixed for redemption (the “Redemption Date”); provided that the aggregate amount of shares of Large Holder Stock permitted to be redeemed by the Corporation under this Section 12.5 shall be limited to the greater of (i) the minimum amount (as nearly as practicable without creating fractional shares) required to reduce the outstanding Large Holder Stock to comply with the applicable Ownership Limit and any Excepted Holder Limit and (ii) the minimum amount (as nearly as practicable without creating fractional shares) sufficient for the Corporation to no longer be “closely held” within the meaning of Section 856(h) of the Code, in each case, after giving effect to such redemptions and any transaction occurring concurrently therewith; provided further that no Large Holder Individual’s ownership of Large Holder Stock shall be reduced below the applicable Ownership Limit. Any redemption of shares of Capital Stock Beneficially Owned or Constructively Owned by Large Holder Individuals shall be pro rata between them based on shares of Capital Stock Beneficially Owned. Upon consummation of any redemption made pursuant to clause (ii), the Board of Directors may, in its sole discretion, reduce any Excepted Holder Limit for Large Holder Individuals to their then-current percentage ownership of Capital Stock. The redemption price for any shares of Large Holder Stock shall be payable in cash or other consideration at the discretion of the Board of Directors on the Redemption Date to the holder of such shares against surrender of the certificate(s) representing such shares, if any, to the Corporation or its agent. If shares of Large Holder Stock are redeemed on or after the applicable record date of any declared but unpaid dividends or other distributions but on or prior to the related dividend or distribution payment date, then such dividends or other distributions shall be paid to the holder of record as of such record date.

(b) Notice of Redemption. The Corporation shall give written notice of any redemption pursuant to this Section 12.5 to the Large Holder Individuals and any other holders of record of the shares to be redeemed at least two days before the Redemption Date. Each such notice shall state: (1) the Redemption Date; (2) the number of shares of Large Holder Stock to be redeemed and, if less than all the shares of Large Holder Stock held by such holder are to be redeemed, the number of shares of Large Holder Stock to be redeemed from such holder or the method for determining such number; (3) the redemption price; and (4) the place or places where certificates for such shares of Large Holder Stock are to be surrendered for payment of the redemption price.

(c) Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares called for redemption, so as to be and continue to be available for that purpose, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Large Holder Stock are issued in certificated form, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such Redemption Date pursuant to Section 12.5(a), without interest. Any funds unclaimed at the end of two years from the applicable Redemption Date, to the extent permitted by law, shall be released from the trust so established and may be comingled with the Corporation’s other funds, and after that time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(d) Suspension of Optional Redemption. Notwithstanding anything to the contrary contained herein, if the Corporation would be “closely held” within the meaning of Section 856(h) of the Code even after application of Sections 12.5(a) through 12.5(c) (after giving effect to any transaction occurring concurrently with a proposed redemption under this Section 12.5), then the Corporation’s option to redeem pursuant to this Section 12.5 shall be suspended until such time that the Corporation would not be “closely held” within the meaning of Section 856(h) of the Code after application of Sections 12.5(a) through 12.5(c) (after giving effect to any transaction occurring concurrently with such redemption).

12.6 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 12.

12.7 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

12.8 Severability. If any provision of this Article 12 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE 13
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article 13. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Formation inconsistent with the purpose and intent of, Article 5, Article 6, Article 7, Article 8, Article 10, Article 11, Article 12 or this Article 13 (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).